Guardion Health Sciences Announces Pricing of $8.2 Million Underwritten Public Offering

San Diego, CA – October 28, 2019 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (Nasdaq: GHSI), announced the pricing of an underwritten public offering of 24,000,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and Series B warrants to purchase up to 24,000,000 shares of the Company’s common stock. Each share of common stock (or pre-funded warrants to purchase common stock in lieu thereof) is being sold together with one Series B warrant to purchase one share of common stock at a combined price to the public of $0.342 per share and Series B warrant. The shares of common stock or pre-funded warrants and the accompanying Series B warrants are being sold together in this offering, but will be issued separately and will be immediately separable upon issuance. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $8.2 million.

The Series B warrants will be exercisable at a price of $0.342 per share of common stock, and will only be exercisable if Guardion effectuates an amendment to its certificate of incorporation (as described below). The Series B warrants will expire five years from the date on which the Series B warrants become initially exercisable. The offering is expected to close on or about Wednesday October 30, 2019, subject to customary closing conditions.

Currently, Guardion does not have a sufficient number of authorized shares of common stock to issue the shares of common stock issuable upon the exercise of the Series B warrants. As a result, the Series B warrants will become exercisable only after Guardion effectuates an amendment to its certificate of incorporation to either (i) increase the number of authorized shares of its common stock or (ii) implement a reverse stock split with respect to the shares of its common stock. There can be no assurance that Guardion’s stockholders will approve a charter amendment, or as to when, if ever, the, holders of the Series B warrants will be able to exercise the Series B warrants.

Maxim Group LLC and WallachBeth Capital, LLC are acting as joint-bookrunning managers in connection with the offering.

Guardion also has granted to the underwriters a 45-day option to purchase up to an additional 3,600,000 shares of common stock /or Series B warrants to purchase up to 3,600,000 shares of common stock, at the public offering price less discounts and commissions.

The offering is being conducted pursuant to Guardion’s registration statement on Form S-1 (File No. 333-234322 ) previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”) on October 28, 2019. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745. Before investing in this offering, interested parties should read in their entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Guardion Health Sciences, Inc.

Guardion is an ocular health sciences company that develops, formulates and distributes conditionspecific medical foods supported by evidence-based protocols, with an initial medical food product, Lumega-Z®, that addresses a depleted macular protective pigment, a known risk factor for agerelated macular degeneration (“AMD”) and a significant component of functional vision performance. Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment. Information and risk factors with respect to Guardion and its business, including its ability to successfully develop and commercialize its proprietary products and technologies, may be obtained in the Company’s filings with the SEC at www.sec.gov.

About VectorVision®

VectorVision®, operating through a wholly-owned subsidiary of the Company, specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials.

Forward-Looking Statement Disclaimer

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forwardlooking in nature and not historical facts, although not all forward-looking statements include the foregoing. The forward-looking statements include statements regarding the proposed amendment to the Company’s certificate of incorporation to either increase the number of authorized shares of common stock or implement a reverse stock split with respect to the shares of common stock . These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to secure stockholder approval to the proposed amendment to the Company’s certificate of incorporation, the Company’s ability to raise sufficient financing to implement its business plan, the Company’s ability to successfully develop and commercialize its proprietary products and technologies and statements regarding the proposed public offering. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Michael Porter

Porter, LeVay & Rose

Telephone: (212) 564-4700

E-mail: matthew@plrinvest.com